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                                                               Page 1 of 4 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                          BLOWOUT ENTERTAINMENT, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  095224 10 1
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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  CUSIP NO. 095224 10 1                 13G                PAGE 2 OF 4 PAGES
------------------------                                 ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rentrak Corporation
      980780536
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Oregon Corporation

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                          SOLE VOTING POWER
                     5
     NUMBER OF            241,599  shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             241,599 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      241,599 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.9%

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      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                               Page 3 of 4 pages

                                  Schedule 13G

Item 1(a) Name of Issuer:

          Blowout Entertainment, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          One Airport Center
          7700 N.E. Ambassador Place
          Portland, Oregon 97220

Item 2(a) Name of Person(s) Filing:

          Rentrak Corporation

      (b) Address of Principal Business Office:

          One Airport Center
          7700 N.E. Ambassador Place
          Portland, Oregon 97220

      (c) Citizenship:  Oregon Corporation

      (d) Title of Class of Securities:  Common Stock, $.01 Par Value

      (e) CUSIP Number:  095224 10 1

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a: Not Applicable

          (a)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (b) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (c)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership:

          (a) Amount Beneficially Owned:   241,599 shares

          (b) Percent of Class:     9.9%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote: 241,599 shares

              ii)  shared power to vote or to direct the vote: 0 shares

              iii) sole power to dispose or to direct the disposition of:
                   241,599 shares

              iv)  shared power to dispose or to direct the disposition of:
                   0 shares



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                                                               Page 4 of 4 pages


Item 5    Ownership of 5% or Less of a Class:  Not Applicable


Item 6    Ownership of More than 5% on Behalf of Another Person: Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of the Group:  Not Applicable

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Date:  February 11, 1997
                                        --------------------------------

                                   Signature: /s/ Ron Berger
                                             ---------------------------
                                             Ron Berger, President
                                             Rentrak Corporation